Exhibit 99.1

IMPLANT SCIENCES CORPORATION ANNOUNCES FISCAL 2008 THIRD QUARTER RESULTS

WAKEFIELD, MA… May 21, 2008…Implant Sciences Corporation (AMEX: IMX), a high technology supplier of systems and sensors for the homeland security market and related industries, today announced financial results for its third quarter of fiscal 2008 which ended March 31, 2008.  The Company’s financial condition and results of operations reported below include only continuing operations, which exclude the financial condition and results of operations of i) Accurel Systems International, due to the sale of substantially all of the assets of this subsidiary on May 1, 2007, ii) Core Systems Inc., the Company’s wholly-owned subsidiary which is currently being marketed for sale, and iii) the medical products reporting unit, assets of which have been sold or are in the process of being sold as part of the Company’s decision to withdraw from the medical business.

Total revenue for the three months ended March 31, 2008 was $787,000 compared with $1.1 million for the comparable prior year period, a decrease of $334,000 or 30%.  Total revenue for the nine months ended March 31, 2008 was $2.5 million compared with $3.5 million for the comparable prior year period, a decrease of $1.0 million or 29%.  The decrease in total revenue for the three and nine month periods ended March 31, 2008 compared with the comparable prior year periods is primarily attributable to decreased government contract revenues, offset by increases in sales of explosives trace detection (ETD) equipment.  Sales of ETD equipment for the nine months of fiscal 2008 were nearly the same for ETD equipment during all fiscal 2007.

Loss from continuing operations for the three months ended March 31, 2008 was $2.0 million, or $0.17 per basic and diluted share, compared with $1.1 million, or $0.09 per basic and diluted share, for the comparable prior year period.  Loss from continuing operations for the nine months ended March 31, 2008 was $5.5 million, or $0.46 per basic and diluted share, compared with $2.6 million, or $0.22 per basic and diluted share, for the comparable prior year period.

“With the turnaround phase of our strategy well along, our attention is focused on sales growth and increased product development activities in the security products group,” stated Phillip Thomas, CEO and President.   “We are pleased with progress being made on sales of our handheld explosives detector which continue to show improvement.  Notably, we currently have a multi-million dollar order backlog with many of these units destined for supporting roles related to the Beijing Olympics.  While we know sales results will fluctuate as a normal part of the business, it is clear the increased sales of explosives detectors are a direct result of upgrading the leadership of our sales group and the efforts of our sales team over the past several months.

“In other activities, we are continuing the divestiture plan the Company embarked upon in fiscal 2007.  We anticipate the closing of several transactions involving the components of our medical business to occur at various times over the next six months, thus marking our complete withdrawal from the medical aspects of the business.  The sale of Core Systems, Inc., when completed, will end our involvement in the semiconductor businesses.”

As of March 31, 2008, the Company’s cash position was $2.4 million, down from $4.8 million at December 31, 2007.  The decrease in cash is attributable to i) cash repayments aggregating $510,000 related to the monthly amortization and dividends payments on our Series D Convertible Preferred Stock; ii) repayment of $407,000 of long-term debt and capital lease obligations; iii) continued investment in research and development to further the development and commercialization of our security products; and iv) investment in personnel in the areas of engineering, sales, and marketing necessary to stabilize and expand the Company’s security business.

Based on current sales, expense and cash flow projections, cash available from the Company’s line of credit, and the sale of Core Systems and certain other assets, management believes there are plans in place to sustain operations for the next twelve months.  These plans depend on a substantial increase in sales of the Company’s handheld trace explosives detector product, the sale of Core Systems, and the sale of other assets.  To further sustain the Company, improve its cash position, and enable it to grow while reducing debt, management plans to seek additional capital through private financing sources during the next twelve months. However, there can be no assurance that management will be successful in executing these plans.  Management will continue to closely monitor and attempt to control costs at the Company and actively seek needed capital through continuing sales of its products, equity infusions, government grants and awards, strategic alliances, and through relationships with lending institutions.

Additional information on the financial condition and results of operations can be found in the Company’s Quarterly Report on Form 10Q for the quarter ended March 31, 2008 filed with the Securities and Exchange Commission.

Company Conference Call

Management will host a conference call on Thursday, May 22, 2008 at 4:10 PM Eastern time to review the Company’s fiscal 2008 third quarter financial results and operations.  Following the Company’s prepared remarks there will be a Q&A session.  The call can be accessed by interested parties by dialing: 866-825-1709 within the U.S. or 617-213-8060 outside the U.S. and entering the passcode: 37114531.  Participants are asked to call the assigned number approximately 5 minutes before the conference call begins.  A replay of the conference call will be available two hours after the call for the following two business days by dialing: 888-286-8010 within the U.S. or 617-801-6888 outside the U.S. and entering passcode: 19917316.  The conference call will also be available live over the Internet at the investor relations section of Implant Sciences’ website at www.implantsciences.com.  A replay of the webcast will be available for one month after the call.

About Implant Sciences

Implant Sciences develops, manufactures and sells sophisticated sensors and systems for the Security, Safety and Defense (SS&D) industries.  The Company has developed proprietary technologies used in its commercial portable and bench-top explosive trace detection systems which ship to a growing number of locations domestically and internationally.  In addition to its emphasis on security products, the Company has also developed and acquired technologies using ion implantation and thin film coatings for microelectronics and other applications.  For further details on the Company and its products, please visit the Company’s website at www.implantsciences.com.

Safe Harbor Statement

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements are subject to risks and uncertainties, including, but not limited to, the fact that our auditors’ opinion regarding our financial statements for the fiscal year ended June 30, 2007 expresses substantial doubt about our ability to continue as a “going concern”; we do not operate at a profit and do not expect to be profitable for some time; if the American Stock Exchange delists our common stock, we may not be able to raise capital and shareholder liquidity may become extremely limited; an adverse determination in the litigation related to our sale of the assets of our Accurel subsidiary could have a material adverse effect on our financial condition and results of operations; our business is subject to intense competition and rapid technological change; our explosives detection products and technologies (including any new products we may develop) may not be accepted by the market; we may not be able to effectively protect our intellectual property; we may not be able to manage our future growth or attract or retain key personnel; liability claims related to our products or our handling of hazardous materials could damage our reputation and have a material adverse effect on our financial results; any failures of our suppliers or contract manufacturers could materially damage our business; if we are required to redeem our Series D Preferred Stock for cash, our cash flow and results of operations could be materially and adversely affected; if third party credit is unavailable, our working capital could be restricted and we may not be able to borrow capital; shares of our common stock eligible for future sale may adversely affect the market for our stock; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K.  Such statements are based on management's current expectations and assumptions which could differ materially from the forward-looking statements.

For further information, you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended June 30, 2007 and Quarterly Reports for the periods ended September 30, 2007, December 31, 2007 and March 31, 2008.  The Company assumes no obligation to update the information contained in this press release.

For further information contact:
Mozes Communications LLC
Kristine Mozes (781) 652-8875
kristine@mozescomm.com
[FINANCIAL TABLES FOLLOW]

Implant Sciences Corporation
Consolidated Balance Sheets
(Unaudited)
	March 31, 2008	June 30, 2007
ASSETS:
Currents assets:
Cash and cash equivalents	$2,421,000	$9,621,000
Restricted cash	75,000	25,000
Accounts receivable, net	269,000	346,000
Accounts receivable, unbilled	64,000	162,000
Inventories	566,000	683,000
Investments - available for sale securities	54,000	133,000
Prepaid expenses and other current assets	255,000	712,000
Current assets held for sale	1,720,000	2,071,000
Total current assets	5,424,000	13,753,000

Property & equipment, net	477,000	530,000
Other non-current assets	1,181,000	711,000
Non-current assets held for sale	2,583,000	4,606,000
Total assets	$9,665,000	$19,600,000

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Current maturities of long-term debt and obligations under capital lease	$556,000	$705,000
Line of credit	227,000	-
Payable to Med-Tec	63,000	143,000
Accrued expenses	1,248,000	1,763,000
Accounts payable	974,000	570,000
Current portion of long-term lease liability	313,000	301,000
Deferred revenue	330,000	71,000
Current liabilities held for sale	942,000	1,111,000
Total current liabilities	4,653,000	4,664,000

Long-term liabilities:
Long-term debt and obligations under capital lease, net of current maturities	24,000	629,000
Long-term lease liability	498,000	735,000
Derivatives related to preferred stock features	97,000	133,000
Long-term liabilities held for sale	2,000	4,000
Total liabilities	5,274,000	6,165,000

Commitments and contingencies
Series D Cumulative Redeemable Convertible Preferred Stock	2,551,000	2,989,000

Stockholders' equity:
Common stock	1,211,000	1,183,000
Additional paid-in capital	58,170,000	57,358,000
Accumulated deficit	(57,317,000)	(47,927,000)
Deferred compensation	(7,000)	(30,000)
Accumulated other comprehensive loss	(144,000)	(65,000)
Treasury stock	(73,000)	(73,000)
Total stockholders' equity	1,840,000	10,446,000
Total liabilities and stockholders' equity	$9,665,000	$19,600,000

Implant Sciences Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007

Security revenues	$787,000	$1,121,000	$2,505,000	$3,507,000
Cost of security revenues	581,000	780,000	1,809,000	2,560,000
Gross margin	206,000	341,000	696,000	947,000
Operating expenses:
Research & development	822,000	326,000	2,135,000	1,212,000
Selling, general & administrative	1,328,000	977,000	4,185,000	2,722,000
Total operating expenses	2,150,000	1,303,000	6,320,000	3,934,000
Loss from operations	(1,944,000)	(962,000)	(5,624,000)	(2,987,000)
Other income (expenses):
Interest income	29,000	11,000	193,000	22,000
Interest expense	(22,000)	(226,000)	(82,000)	(282,000)
Change in fair value of embedded derivatives related to preferred stock features	(97,000)	95,000	36,000	800,000
Gain on disposal of fixed assets	-	-	9,000
Equity losses in unconsolidated subsidiaries	-	-	-	(158,000)
Total other income (expense), net	(90,000)	(120,000)	156,000	382,000
Loss from continuing operations	(2,034,000)	(1,082,000)	(5,468,000)	(2,605,000)
Preferred distribution, dividends and accretion	(249,000)	(277,000)	(845,000)	(658,000)
Loss from continuing operations applicable to common shareholders	(2,283,000)	(1,359,000)	(6,313,000)	(3,263,000)
Income (loss) from discontinued operations	506,000	(810,000)	(3,078,000)	(1,295,000)
Net loss applicable to common shareholders	$(1,777,000)	$(2,169,000)	$(9,391,000)	$(4,558,000)
Net loss	$(1,528,000)	$(1,892,000)	$(8,546,000)	$(3,900,000)
Loss per share from continuing operations, basic and diluted	$(0.17)	$(0.09)	$(0.46)	$(0.22)
Loss per share from continuing operations applicable to common shareholders, basic and diluted	$(0.19)	$(0.12)	$(0.53)	$(0.28)
Income (loss) per share from discontinued operations	$0.04	$(0.07)	$(0.26)	$(0.11)
Net loss per share applicable to common shareholders, basic and diluted	$(0.15)	$(0.18)	$(0.79)	$(0.39)
Net loss per share	$(0.13)	$(0.16)	$(0.72)	$(0.33)
Weighted average common shares outstanding used in computing basic and diluted loss per share	11,956,189	11,815,310	11,879,350	11,784,427